EXHIBIT 5

                 GODFREY & KAHN, S.C.
                   ATTORNEYS AT LAW
                780 North Water Street
              Milwaukee, Wisconsin  53202
      Phone: (414) 273-3500  Fax: (414) 273-5198

                     April 1, 1998

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin  53202

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8
(the "Registration Statement") relating to the offer and sale by you of up to 1,350,402 shares of common stock, $1.00 par value, (the "Shares"), in the manner set forth in the Registration Statement. Such Shares may be either newly issued shares, treasury shares or shares acquired in market transactions.

     We have examined: (a) the Registration Statement,
(b) the Company's Restated Articles of Incorporation, and By-Laws, as amended to date, (c) certain resolutions of the Company's Board of Directors, and
(d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that any Shares originally issued by the Company and sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable except to the extent provided in Section
180.0622(2)(b) of the Wisconsin Statutes, or any successor provision, which provides that shareholders of a corporation organized under Chapter 180 of the Wisconsin Statutes may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee; certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon the issuance thereof.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ Godfrey & Kahn, S.C.

                              GODFREY & KAHN, S.C.
RH:ica